UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 31, 2003

HOSPITALITY PROPERTIES TRUST

Maryland (State or other jurisdiction of incorporation)	1-11527 (Commission file number)	04-3262075 (I.R.S. employer identification number)

400 Centre Street, Newton, Massachusetts    02458

617-964-8389

Item 5. Other Events.

A.    CHANGE IN MANAGEMENT OF CANDLEWOOD SUITES® HOTELS

               On December 31, 2003, we completed several agreements which were previously announced. These agreements provided for:

•	termination of our existing lease with a subsidiary of Candlewood Hotel Company, Inc. (Candlewood) for 64 Candlewood Suites® hotels (and the termination of Candlewood’s limited guarantee of the lease obligations),

•	the acquisition of 12 Candlewood Suites(R)hotels by us from Candlewood for an aggregate of $90 million, and

•	management of the 76 Candlewood Suites® hotels by an affiliate of InterContinental Hotels Group PLC (InterContinental) and the provision of a limited guarantee of the management agreement obligations by InterContinental.

Also, simultaneously with these transactions, InterContinental purchased the rights to the “Candlewood Suite®" brand from Candlewood and related assets. Including the 76 Candlewood Suites® hotels which we own, there are approximately 112 Candlewood Suites® hotels currently in operation or in development.

        Our 76 Candlewood Suites® hotels are leased to a taxable REIT subsidiary of ours, and managed by an affiliate of InterContinental pursuant to a management agreement. The management agreement contains customary terms for the operation of the hotels and provides for an initial term of 25 years with two 15 year renewal options, for all and not less than all of the hotels, exercisable by InterContinental.

        The 76 Candlewood Suites® hotels we own contain 9,220 suites, are located throughout the United States in 28 states, and the average age of the 76 hotels is five years. The owner’s priority return we are entitled to receive from the 76 hotels managed by InterContinental is $60 million per year. InterContinental is providing a guaranty of the owner’s priority payments to us up to $50 million per year, subject to certain limitations. In connection with Candlewood’s release from its lease obligations, we retained a security deposit and a capital improvements escrow totaling about $45 million. In order to pay for capital costs at the 76 hotels and to convert various operating systems to InterContinental systems, we expect to invest $15 million in the 76 managed hotels during the two years following closing of these transactions.

        A summary of certain terms of the previous lease between us and Candlewood and the new management contract between us and InterContinental is as follows:

	Previous Candlewood Lease	New InterContinental Contract

Number of Hotels	64 (7,775 suites)	76 (9,220 suites)

Base Rent	$52 million / year	N/A

Owner's Priority Return	N/A	$60 million / year

Guarantor	Candlewood	InterContinental (guarantee limited to $50 million / year)

B.    RESIGNATION OF EXECUTIVE OFFICER

        On December 18, 2003 Thomas M. O’Brien resigned as our Executive Vice President. Mr. O’Brien resigned his position to focus his efforts on activities of the RMR Real Estate Fund, which is advised by an affiliate of Reit Management & Research LLC, our investment manager. Mr. O’Brien’s responsibilities will be assumed by existing Reit Management personnel and therefore we do not expect to immediately fill Mr. O’Brien’s former position.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR. THESE FORWARD LOOKING STATEMENTS MAY NOT OCCUR BECAUSE OF KNOWN CONTINGENCIES OR BECAUSE OF CHANGED CIRCUMSTANCES. FOR EXAMPLE:

•	THE FOREGOING FORM 8-K IMPLIES THAT INTERCONTINENTAL WILL BE ABLE TO IMPROVE THE OPERATING RESULTS AT THE CANDLEWOOD SUITES HOTELS COMPARED TO THE RESULTS WHICH HAVE BEEN REALIZED BY CANDLEWOOD ‘S OPERATIONS. HOWEVER, CANDLEWOOD HAS BEEN FOCUSED UPON DEVELOPING ONLY ONE BRAND WHILE INTERCONTINENTAL OWNS SEVERAL HOTELS BRANDS. FOR THIS REASON OR OTHERS, THE OPERATING RESULTS AT THE HOTELS OWNED BY US MAY NOT IMPROVE AFTER INTERCONTINENTAL BEGINS TO MANAGE THESE HOTELS.

•	THE FOREGOING FORM 8-K STATES THAT INTERCONTINENTAL WILL GUARANTEE AN OWNER’S PRIORITY PAYMENT TO US OF $50 MILLION/YEAR. THIS STATEMENT IMPLIES THAT AT LEAST THE GUARANTEED AMOUNT WILL BE PAID. HOWEVER, INTERCONTINENTAL ‘S GUARANTY OBLIGATION IS LIMITED WHEREBY ITS MAXIMUM OBLIGATION IN EXCESS OF CASH FLOW

REALIZED FROM THE MANAGED HOTELS IS LIMITED. ALSO, THE INTERCONTINENTAL GUARANTY WILL BE RELEASED WHEN CASH FLOW FROM THE MANAGED HOTELS EXCEEDS NEGOTIATED THRESHOLDS EVEN IF THIS CASH FLOW SUBSEQUENTLY DECLINES. MOREOVER, INTERCONTINENTAL ‘S CREDIT QUALITY CHARACTERISTICS MAY DETERIORATE AND IT MAY BE UNABLE TO HONOR ITS GUARANTY OBLIGATION.

•	THE FOREGOING FORM 8-K STATES THAT WE EXPECT TO INVEST $15 MILLION DURING THE NEXT TWO YEARS TO FUND CAPITAL EXPENDITURES AT OUR 76 HOTELS. THIS AMOUNT MAY BE INADEQUATE TO PAY RE-BRANDING COSTS AND CAPITAL REQUIREMENTS APPROPRIATE TO MAINTAIN THE COMPETITIVE POSITION OF THESE HOTELS. THE MANAGEMENT AGREEMENT BETWEEN US AND INTERCONTINENTAL REQUIRES US TO PROVIDE ADDITIONAL CAPITAL FUNDING IN RETURN FOR AN INCREASE IN THE GUARANTEED AMOUNT OF THE OWNER’S PRIORITY. THERE CAN BE NO ASSURANCE THAT WE WILL HAVE FUNDS AVAILABLE TO MEET THESE OBLIGATIONS.

•	AS A RESULT OF THE TERRORIST ATTACK ON SEPTEMBER 11, 2001, AND BECAUSE OF THE GENERAL DECLINE IN BUSINESS TRAVEL DURING THE PAST THREE YEARS, CERTAIN HOTELS OWNED BY US, INCLUDING SOME OF THE 76 CANDLEWOOD HOTELS NOW OWNED BY US, HAVE NOT GENERATED SUFFICIENT CASH FLOW TO PAY RENT. IF ANOTHER TERRORIST ATTACK OCCURS WITHIN THE UNITED STATES OR IF ECONOMIC ACTIVITY AND BUSINESS TRAVEL DO NOT INCREASE, IT MAY BE THAT INTERCONTINENTAL WILL BE UNABLE TO PAY THE OWNER’S PRIORITY DUE TO US. SUCH FACTORS ARE GENERALLY BEYOND OUR AND INTERCONTINENTAL ‘S CONTROL.

THERE ARE LIKELY OTHER REASONS WHY THE FORWARD LOOKING STATEMENTS IN THIS FORM 8-K MAY NOT OCCUR. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HOSPITALITY PROPERTIES TRUST (Registrant) By: /s/ Mark L. Kleifges Mark L. Kleifges Treasurer

Dated: January 15, 2004